EXHIBIT J(2)

[QUARLES & BRADY LLP LETTERHEAD]
July 30, 2008

Wisconsin Capital Funds, Inc.
1200 John Q. Hammons Drive
2nd Floor
Madison, Wisconsin 53717

Ladies and Gentlemen:

We hereby consent to the incorporation of our opinion regarding the legality of the shares of Wisconsin Capital Funds, Inc. into the Post-Effective Amendment to Wisconsin Capital Funds , Inc.’s Registration Statement to which this consent letter is attached as an Exhibit. Our legal opinion appeared as an Exhibit to Pre-Effective Amendment No. 3 to Wisconsin Capital Funds’ Registration Statement on Form N-1A (1933 Act Registration No. 333-141917), which was filed with the Securities and Exchange Commission on May 23, 2007. We hereby consent to the references to our firm in the Prospectus and Statement of Additional Information constituting parts of the Registration Statement.

Very truly yours,

/s/ Quarles & Brady LLP

QUARLES & BRADY LLP